Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

FIDELITY NATIONAL FINANCIAL, INC.

UP TO $185,000,000 OF SHARES OF ITS

FNFV GROUP COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $15.40

NOR LESS THAN $14.30 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF FRIDAY, MARCH 20, 2015, UNLESS THE OFFER IS EXTENDED

(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Fidelity National Financial, Inc., a Delaware corporation (“FNF,” the “Company,” “we” or “us”) invites holders of our FNFV Group common stock, par value $0.0001 per share (the “Shares”), using cash attributed to our FNFV Group, to tender Shares pursuant to (i) auction tenders at prices specified by the tendering stockholder of not greater than $15.40 nor less than $14.30 per share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We are offering to purchase Shares having an aggregate purchase price of no more than $185,000,000. Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Shares tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $14.30 per Share for purposes of determining the Purchase Price. Stockholders who validly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $14.30 and not more than $15.40 per Share, that we will pay for Shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per Share of not less than $14.30 and not more than $15.40 that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $185,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $185,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares having an aggregate purchase price of $185,000,000 are validly tendered at or below the Purchase Price and not validly withdrawn.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that more than $185,000,000 of Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1 and 15.

At the maximum Purchase Price of $15.40 per Share, we would purchase 12,012,987 Shares if the Offer is fully subscribed, which would represent approximately 13.18% of the issued and outstanding shares of FNFV Group common stock and approximately 3.26% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

At the minimum Purchase Price of $14.30 per Share, we would purchase 12,937,062 Shares if the Offer is fully subscribed, which would represent approximately 14.19% of the issued and outstanding shares of FNFV Group common stock and approximately 3.51% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “FNFV.” On February 20, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $14.32 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

If you have questions or need assistance, you should contact the Information Agent at its address or telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase, dated February 23, 2015

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

If you wish to tender all or any portion of your Shares pursuant to the Offer, you must do one of the following before the Expiration Time:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee promptly and instruct the nominee to tender your Shares for you;

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and mail or deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer, at the address shown on the Letter of Transmittal; or

•	if you are an institution participating in The Depository Trust Company (“DTC”), and you hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you wish to tender your Shares, but (i) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Time or (iii) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the likelihood that your Shares will be purchased by us, you should validly tender your Shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $14.30 per Share for purposes of determining the Purchase Price. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $14.30 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on February 20, 2015, the last full trading day before we commenced the Offer, when the closing market price for the Shares on the NYSE was $14.32. See Section 3.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO.

HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER TENDER OFFER MATERIALS. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF FNF OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, at the telephone number and address on the back cover of this Offer to Purchase. You may also request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the details of the Offer to the same extent as they are described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Fidelity National Financial, Inc., is offering to purchase your Shares using cash attributed to our FNFV Group. See Section 1.

How many Shares is FNF offering to purchase?

We are offering to purchase, at the Purchase Price, shares of FNFV Group common stock validly tendered in the Offer and not validly withdrawn, up to a maximum aggregate purchase price of $185,000,000. Because the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. See Sections 1 and 2.

At the maximum Purchase Price of $15.40 per Share, we would purchase 12,012,987 Shares if the Offer is fully subscribed, which would represent approximately 13.18% of the issued and outstanding shares of FNFV Group common stock and approximately 3.26% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

At the minimum Purchase Price of $14.30 per Share, we would purchase 12,937,062 Shares if the Offer is fully subscribed, which would represent approximately 14.19% of the issued and outstanding shares of FNFV Group common stock and approximately 3.51% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

In addition, if more than $185,000,000 of Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Section 15.

The Offer is not conditioned on any minimum number of Shares being tendered by stockholders, but the Offer is subject to certain other conditions. See Section 7.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $14.30 to $15.40 per Share. You may also elect to make a Purchase Price Tender, meaning that you will accept the Purchase Price that we determine. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at the minimum price per Share under the Offer of $14.30 for purposes of determining the Purchase Price. See Section 1.

We will select the single lowest purchase price (in increments of $0.05) (the “Purchase Price”) within the price range for the Offer that will allow us to purchase up to $185,000,000 of Shares at such price or, if a lesser

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number of Shares are properly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn. We will purchase all Shares acquired in the Offer at the Purchase Price, even from stockholders who have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price.

If your Shares are purchased in the Offer, you will receive the Purchase Price, for each of the Shares you tender pursuant to the Offer, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment.

How will FNF pay for the Shares?

The maximum aggregate purchase price for the Shares purchased in the Offer will be $185,000,000. We expect to fund the purchase of Shares in the Offer with our cash on hand that is attributed to our FNFV Group. Financing is not a condition of the Offer. See Section 9.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer, via the deployment of cash attributed to our FNFV Group, evidences our commitment to stockholder value creation and returning value to our stockholders.

In determining to authorize the Offer, our Board of Directors considered a broad range of factors, including the amount of excess capital attributed to our FNFV Group that we have available to return to stockholders, favorable market conditions, our financial condition, operations, capital needs, strategy and expectations for the future, the current and historical market prices of our Shares, alternative methods of utilizing our excess capital and the potential attractiveness of the Offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets generally.

Based on this review, the Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In particular, our Board of Directors believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the usual transaction costs inherent in open market sales (e.g., brokerage commissions, solicitations fees and stock transfer taxes) and is consistent with our goal of stockholder value creation over the medium- and long-term. Alternatively, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or proration, will increase their relative percentage ownership interest in the Company at no cost to them. See Section 2 for additional information about the purpose of the Offer.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Time. The Offer will expire at 12:00 Midnight, New York City time, at the end of Friday, March 20, 2015, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will require you to meet an earlier deadline for accepting the Offer. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15. If we extend the Offer, you may withdraw your Shares until the Expiration Time, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the Expiration Time, including but not limited to the absence of court or governmental action prohibiting the Offer and the absence of changes in general market conditions that are or may be materially adverse to us. For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of FNF?

As of February 20, 2015, the trading day before we announced the commencement of the Offer, we had 91,171,787 issued and outstanding Shares and an aggregate of 368,935,005 shares of FNFV Group and FNF Group common stock issued and outstanding.

At the maximum Purchase Price of $15.40 per Share, we would purchase 12,012,987 Shares if the Offer is fully subscribed, which would represent approximately 13.18% of the issued and outstanding shares of FNFV Group common stock and approximately 3.26% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

At the minimum Purchase Price of $14.30 per Share, we would purchase 12,937,062 Shares if the Offer is fully subscribed, which would represent approximately 14.19% of the issued and outstanding shares of FNFV Group common stock and approximately 3.51% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

If the Offer is fully subscribed at the maximum Purchase Price, we will have approximately 79,158,800 Shares outstanding and an aggregate of 356,922,018 shares of FNFV Group and FNF Group common stock outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price, we will have approximately 78,234,725 Shares outstanding and an aggregate of 355,997,943 shares of FNFV Group and FNF Group common stock outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding at such time will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. See Section 2.

If any of our stockholders:

•	who hold Shares in their own name as holders of record, or

•	who are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing,

tender his, her or its Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Following the Offer, will FNF continue as a public company?

Yes. The completion of the Offer in accordance its terms and conditions will not cause FNF to stop being subject to the periodic reporting requirements of the Exchange Act. We do not expect the completion of the Offer in accordance with its terms and conditions to cause the Shares to be delisted from the NYSE.

How do I tender my Shares?

•	If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message (as defined below) and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 12:00 midnight, New York City time, at the end of Friday, March 20, 2015, or such later time and date to which we may extend the Offer;

•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal; or

•	If you are an institution participating in DTC and hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you wish to tender your Shares, but (i) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Time or (iii) your other required documents cannot be delivered to the Depositary by the Expiration Time, you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do participants in the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan participate in the Offer?

Participants in our Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”) may not use the Letter of Transmittal to direct the tender of their Shares in the 401(k) Plan, but instead must follow the separate instructions related to those Shares in the letter from the 401(k) Plan trustee sent to participants in the 401(k) Plan along with this Offer. Those participants who wish to withdraw any such Shares tendered pursuant to the Offer must effect such withdrawal in accordance with the terms of the Offer and the separate instructions described above. If you are a participant in the 401(k) Plan and wish to have the trustee tender some or all Shares held in such plan, you must complete, execute, and return the separate direction form included in the applicable “Letter to Fidelity National Financial, Inc. 401(k) Profit Sharing Plan Participants” within the time period set forth in that letter.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase at any time before 12:00 midnight, New York City time, at the end of Friday, March 20, 2015, or at such later time and date to which we may extend the Offer. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. Please be advised that the aforementioned nominees may have their own deadline relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 12:00 midnight, New York City time, at the end of Friday, March 20, 2015, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on Monday, April 20, 2015. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if more than $185,000,000 of Shares are tendered at or below the Purchase Price?

If more than $185,000,000 of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, subject to all the aforementioned conditions, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other stockholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $185,000,000 of Shares; and

•	Third, only if necessary to permit us to purchase $185,000,000 of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

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Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has FNF or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor the Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer, and consider the advice of your broker, and/or your tax and financial advisors. See Section 2.

Do FNF’s directors or executive officers or affiliates intend to tender their Shares in the Offer?

Our directors and executive officers do not intend to tender their Shares in the Offer. We are not aware of any of our affiliates that intend to tender any Shares in the Offer. See Section 11.

Does FNF intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

On November 6, 2014, we announced that our Board of Directors approved our Stock Purchase Program, effective November 6, 2014, pursuant to which we can repurchase up to 10 million Shares through November 30, 2017 (the “Stock Purchase Program”).

After the completion or termination of the Offer, we intend to purchase additional Shares from time to time pursuant to the Stock Purchase Program in the open market, in block purchases or in privately negotiated transactions, depending on market conditions and other factors. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Notwithstanding our current intention, the Company is under no obligation to effect any additional purchases of its Shares. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, legal and regulatory requirements, our business and financial position and prospects, general economic and market conditions, alternate needs and uses for capital and other considerations. See Section 2.

What will happen if I do not tender my Shares?

Stockholders who choose not to tender their Shares will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

When and how will FNF pay for the Shares I tender that are accepted for purchase?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Time and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately three business days after the Expiration Time. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On February 20, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $14.32. The lower end of the price range for the Offer is below the reported price per Share as of February 20, 2015. We recommend that you obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated, for U.S. federal income tax purposes, either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a dividend. See Sections 3 and 14.

If you are a Non-U.S. Holder (as defined in Section 13), you will be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, subject to reduction or elimination by applicable treaty, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 13.

We recommend that you consult your own tax advisor as to the particular federal, state, local, foreign and other tax consequences to you of the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Section 5.

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., the Information Agent for the Offer at the telephone number and address set forth on the back cover of this Offer to Purchase. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents filed with the Securities and Exchange Commission may contain forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could,” “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, stock repurchase, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, services or products, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, operational and regulatory factors, many of which are beyond the Company’s control. You should understand that it is not possible to predict or identify all such factors and, consequently, should not consider any such list to be a complete set of all potential risks or uncertainties.

Details about risks, uncertainties and assumptions that could affect various aspects of our business are included throughout this Offer to Purchase.

INTRODUCTION

To the Holders of our Shares:

FNF invites its stockholders to tender some or all of their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase Shares pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $14.30 nor greater than $15.40 per Share, or (ii) Purchase Price Tenders. We are offering to purchase Shares having an aggregate Purchase Price of no more than $185,000,000. After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will select the single lowest price within the price range for the Offer that will allow us to purchase $185,000,000 of Shares at such price (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $185,000,000 of Shares). All Shares acquired in the Offer will be acquired at the Purchase Price, even for stockholders who have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, collectively constitute the Offer.

Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price we select will not be purchased if more than the aggregate value of Shares we seek are tendered. We will return any Shares (i) that are tendered at prices in excess of the Purchase Price we select and (ii) that we do not purchase because of proration or conditional tenders, in each case, promptly following the Expiration Time. See Section 3.

Unless tendering directly through DTC, stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares. Stockholders who validly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder not tendering directly through DTC who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. A stockholder tendering Shares through DTC using DTC’s Automated Tender Offer Program (“ATOP”) who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and validly withdrawn. See Sections 3 and 4.

The Offer is not conditioned on any minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of a number of conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

In accordance with the rules of the SEC, we may, and we expressly reserve the right to, amend the Offer to purchase up to an additional 2% of the outstanding Shares, without extending the Expiration Time.

If more than $185,000,000 of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares, subject to all aforementioned conditions, in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other stockholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $185,000,000 of Shares; and

•	Third, only if necessary to permit us to purchase $185,000,000 of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Sections 3 and 13 regarding certain U.S. federal income tax consequences of the Offer.

Stockholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by Georgeson Inc., the Information Agent for the Offer, and Continental Stock Transfer & Trust Company, the Depositary for the Offer. See Section 16.

As of February 20, 2015, the business day preceding the date on which we announced our commencement of the Offer, we had 91,171,787 issued and outstanding Shares and an aggregate of 368,935,005 shares of FNFV Group and FNF Group common stock issued and outstanding.

At the maximum Purchase Price of $15.40 per Share, we would purchase 12,012,987 Shares if the Offer is fully subscribed, which would represent approximately 13.18% of the issued and outstanding shares of FNFV

Group common stock and approximately 3.26% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

At the minimum Purchase Price of $14.30 per Share, we would purchase 12,937,062 Shares if the Offer is fully subscribed, which would represent approximately 14.19% of the issued and outstanding shares of FNFV Group common stock and approximately 3.51% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

If any of our stockholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

On February 20, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $14.32. The lower end of the price range for the Offer is below the reported price per Share as of February 20, 2015. We recommend that you obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $185,000,000 of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time, as defined below, at a Purchase Price not greater than $15.40 and not less than $14.30 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If, based on the Purchase Price, Shares having an aggregate value (based upon the Purchase Price) of less than $185,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn (upon the terms and subject to the conditions of the Offer).

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of Friday, March 20, 2015. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Time” will refer to the latest time and date at which the Offer, as so extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

In accordance with Instruction 5 to the Letter of Transmittal, stockholders desiring to tender Shares must either:

•	effect the tender pursuant to an Auction Tender and specify the price or prices, not greater than $15.40 nor less than $14.30 per share, at which they are willing to sell their Shares to us in the Offer, or

•	effect the tender pursuant to a Purchase Price Tender and specify that they are willing to sell their Shares to us at the price determined in the Offer.

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering stockholders that will allow us to buy $185,000,000 of Shares (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $185,000,000 of Shares). All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering stockholders wish to maximize the likelihood that their Shares will be purchased, they should validly tender their Shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $14.30, the minimum price per Share under the Offer, for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in the tendered Shares being purchased at the minimum price of $14.30 per Share.

Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than $185,000,000 of Shares are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Time.

If we (i) increase the price that may be paid for the shares above $15.40 per Share or decrease the price that may be paid for the shares below $14.30 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the amount of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. If more than $185,000,000 of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other stockholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $185,000,000 of Shares; and

•	Third, only if necessary to permit us to purchase $185,000,000 of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. As we noted above, we may elect to purchase more than $185,000,000 of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders) that we accept for purchase (excluding Odd Lots) to the total number of Shares properly tendered and not properly withdrawn at or below the Purchase Price by all stockholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

We believe that the repurchase of Shares pursuant to the Offer, via the deployment of cash attributed to our FNFV Group, evidences our commitment to stockholder value creation and returning value to our stockholders.

In determining to authorize the Offer, our Board of Directors considered a broad range of factors, including the amount of excess capital attributed to our FNFV Group that we have available to return to stockholders, favorable market conditions, our financial condition, operations, capital needs, strategy and expectations for the future, the current and historical market prices of our Shares, alternative methods of utilizing our excess capital and the potential attractiveness of the Offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets generally.

Based on this review, the Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In particular, our Board of Directors believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the usual transaction costs inherent in open market sales (e.g., brokerage commissions, solicitations fees and stock transfer taxes) and is consistent with our goal of stockholder value creation over the medium- and long-term. Alternatively, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or proration, will increase their relative percentage ownership interest in the Company at no cost to them.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing stockholders. The Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets), which could result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer.

Certain Effects of the Offer. As of February 20, 2015, the last trading day before we announced the commencement of the Offer, we had 91,171,787 issued and outstanding Shares and an aggregate of 368,935,005 shares of FNFV Group and FNF Group common stock issued and outstanding.

At the maximum Purchase Price of $15.40 per Share, we would purchase 12,012,987 Shares if the Offer is fully subscribed, which would represent approximately 13.18% of the issued and outstanding shares of FNFV Group common stock and approximately 3.26% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

At the minimum Purchase Price of $14.30 per Share, we would purchase 12,937,062 Shares if the Offer is fully subscribed, which would represent approximately 14.19% of the issued and outstanding shares of FNFV Group common stock and approximately 3.51% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

Based on the published guidelines of the NYSE and the conditions of the Offer, we expect that our purchase of Shares pursuant to the Offer will not result in delisting of our remaining Shares on the NYSE. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our Shares to be delisted from the NYSE. See Section 7.

If the Offer is fully subscribed at the maximum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 79,158,800 Shares outstanding and an aggregate of 356,922,018 shares of FNFV Group and FNF Group common stock outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 78,234,725 Shares outstanding and an aggregate of 355,997,943 shares of FNFV Group and FNF Group common stock outstanding following the purchase of Shares tendered in the Offer.

Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. The lower end of the price range for the Offer is below the reported price per Share as of February 20, 2015, the last full trading day before we commenced the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

Stockholders who do not tender their Shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of the Company and will realize a proportionate increase in their relative equity interest in the Company and thus in the Company’s future earnings and assets at no additional cost to them, and will bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from the Company’s purchase of Shares pursuant to the Offer. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Stockholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price which may be significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

The consummation of the Offer will marginally increase the voting power of holders of outstanding shares of FNF Group common stock relative to the voting power of holders of outstanding Shares. The extent of the increase in the relative voting power of holders of outstanding shares of FNF Group common stock will depend on the amount of Shares that the Company purchases pursuant to the Offer. If the Offer is fully subscribed at the maximum or minimum Purchase Price, the combined voting power of holders of our outstanding shares of FNF Group common stock would increase from 75.29% (as of February 20, 2015) to 77.82% or 78.02%, respectively.

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase.

Our book value per Share is expected to increase as a result of the Offer. We believe the Offer, if completed, will be accretive to currently projected earnings per Share, although there can be no assurance of this.

Our directors and executive officers do not intend to tender their Shares in the Offer. We are not aware of any of our affiliates that intend to tender any Shares in the Offer.

Shares we acquire pursuant to the Offer will be retired and will become authorized and unissued Shares and will be available for us to issue without further stockholder action (except as required by applicable law or the listing standards of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Other Share Repurchases. On November 6, 2014 we announced that our Board of Directors approved our Stock Purchase Program, which provides for the repurchase of up to 10 million Shares through November 30, 2017. To date, we have repurchased approximately 539,450 Shares for aggregate cash consideration of $6,835,217.81 pursuant to the Stock Purchase Program. During the past 60 days, we have made repurchases of Shares pursuant to our Stock Purchase Program in open market transactions as set forth below. See Section 11.

After the completion or termination of the Offer, we may purchase additional Shares from time to time pursuant to the Stock Purchase Program in the open market, in block purchases or in privately negotiated transactions, depending on market conditions and other factors. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Notwithstanding our current intention, the Company is under no obligation to effect any additional purchases of its Shares. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, legal and regulatory requirements, our business and financial position and prospects, general economic and market conditions, alternate needs and uses for capital and other considerations.

Other Plans. Except as otherwise disclosed in this Offer to Purchase (or in the documents incorporated by reference herein), we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy or our consolidated capitalization or our indebtedness;

•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of FNF’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of FNF, or the disposition by any person of our securities, other than pursuant to our Stock Purchase Program as described above and the grant of performance-based restricted stock or stock options to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as set forth below or in the documents incorporated by reference herein), our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our capitalization and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from us deciding to undertake any such alternatives.

On December 31, 2014, FNF announced the closing of the previously announced distribution of all of the outstanding shares of common stock of New Remy Corp. to stockholders of the Shares. Immediately following such distribution, New Remy Corp. and Remy International, Inc. engaged in a series of stock-for-stock transactions ending with a new publicly-traded holding company, New Remy Holdco Corp. Stockholders of the Shares ultimately received a total of 16,615,359 shares of New Remy Holdco Corp. common stock. Additionally, immediately following the series of stock-for-stock transactions, New Remy Holdco Corp. changed its name to “Remy International, Inc.” and began trading on the NASDAQ stock market on January 2, 2015 under the trading symbol “REMY.”

On December 23, 2014, FNF announced that Black Knight Financial Services, Inc. filed a registration statement on Form S-1 with the SEC relating to the proposed initial public offering of its common stock. On February 17, 2015, Black Knight Financial Services, Inc. filed an amendment to Form S-1 with the SEC. The number of shares to be offered and the price range for the proposed offering have not yet been determined.

On October 28, 2014, J. Alexander’s Holdings, Inc. filed a registration statement on Form S-1 with the SEC related to the proposed initial public offering of its common stock. FNF now intends to pursue a tax-free spin-off of J. Alexander’s Holdings, Inc. to holders of FNFV Group common stock.

3.	Procedures for Tendering Shares

Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer:

•	the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, at the end of Friday, March 20, 2015 by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender Shares in the Offer must either check (i) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tenders: Shares Tendered at a Price Determined by You,” indicating the price (in increments of $0.05) at which Shares are being tendered, or (ii) the box in the section of the Letter of Transmittal captioned “Purchase Price Tenders: Shares Tendered at a Price Determined Pursuant to the Offer,” in which case the stockholder will be deemed to have tendered his or her Shares at the minimum price of $14.30 per Share. A tender of Shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who validly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Purchase Price Tenders: Shares Tendered at a Price Determined Pursuant to the Offer.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $14.30 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for our Shares.

If tendering stockholders wish to indicate a specific price at which their Shares are being tendered, they must check a box under the section captioned “Auction Price Tenders: Shares Tendered at a Price Determined by You.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box representing a price that is greater than the Purchase Price selected by the Company. A stockholder not tendering directly through DTC using ATOP who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. A stockholder tendering Shares through DTC using ATOP who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

The proper tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the section captioned “Special Issuance Instructions” on the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “Eligible Institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc.’s Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 6 and 8 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 6 and 8 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the stockholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book -Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC participant.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or cannot be delivered to the Depositary before the Expiration Time, or the procedure for book-entry transfer cannot be completed before the Expiration Time, or if time will not permit all required documents to reach the Depositary before the Expiration Time, the Shares still may be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier, or facsimile transmission, on or before the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered Shares, in proper form for transfer, or the confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent or the stockholder’s broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

401(k) Plan Participants. Participants who hold interests in Shares through the 401(k) Plan desiring to direct the applicable trustee for the 401(k) Plan to tender such Shares held through their accounts under the 401(k) Plan pursuant to the Offer must instruct the applicable trustee to tender such Shares by properly completing, duly executing and returning to the tabulator the separate direction form sent to such participants by the Company, included in the applicable “Letter to Fidelity National Financial, Inc. 401(k) Profit Sharing Plan Participants,” within the time period set forth in that letter. The tabulator will then aggregate all such tenders and provide the necessary information to the applicable trustee, who will execute letters of transmittal on behalf of all 401(k) Plan participants desiring to tender such Shares. Delivery of a Letter of Transmittal by a participant in the 401(k) Plan with respect to any such Shares does not constitute proper tender of such Shares. Only the applicable trustee can properly tender such Shares. The deadline for submitting election forms for such Shares to the tabulator is earlier than the Expiration Time because of the need to tabulate participant instructions. If the tabulator for the 401(k) Plan has not received a participant’s instructions by no later than 4:00 p.m., New York City time, on March 18, 2015, the applicable trustee will not tender any such Shares held on behalf of that participant under the 401(k) Plan. If a stockholder desires to tender Shares owned outside of the 401(k) Plan, as well as Shares held through accounts under the 401(k) Plan, such stockholder must properly complete and duly execute a Letter of Transmittal for the Shares owned outside the 401(k) Plan and deliver such Letter of Transmittal directly to the Depositary, and follow the special instructions provided by FNF for directing the applicable trustee to tender the Shares held through accounts under the 401(k) Plan. Please direct any questions regarding the tender of Shares (or withdrawal of Shares previously tendered) held through accounts under the 401(k) Plan to the applicable trustee in accordance with the procedures described in the separate materials provided to the 401(k) Plan participants.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn, the Shares not purchased will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder. In the case of Shares in certificate form, the Depositary will return certificates as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the Shares as applicable.

Backup Withholding. Under U.S. federal income tax laws, payments to a tendering stockholder may be subject to “backup withholding” at the applicable statutory rate, unless a tendering stockholder:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A tendering stockholder that is a U.S. person that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each tendering stockholder that is a U.S. person should provide the Depositary (or other applicable withholding agent) with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to qualify as an exempt recipient, a tendering stockholder that is not a U.S. person should complete and sign the appropriate IRS Form W-8, attesting to that stockholder’s exempt status. Such forms may be obtained from the Depositary or from the IRS website at www.irs.gov. See Section 13 and Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders. Non-U.S. Holders (as defined in Section 13) may be subject to a 30% U.S. federal withholding tax on payments received pursuant to the Offer. As described in Section 13, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. The Depositary (or other applicable withholding agent) generally will treat payments made to Non-U.S. Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with U.S. federal income tax laws, the Depositary (or other applicable withholding agent) will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to a Non-U.S. Holder unless, before such payment is made, the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty and that it is not subject to withholding under the provisions commonly referred to as “FATCA” or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States). A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of Shares pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 13 or the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer (absent manifest error), subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Shares, and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any such notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Stockholder’s Representation and Warranty; Acceptance by FNF Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (A) Shares tendered or (B) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the

Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Depositary and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 13 of the Letter of Transmittal.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on Monday, April 20, 2015. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. Please be advised that the aforementioned nominees may have their own deadline relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A stockholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price, so long as the information in the preceding paragraph is included. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless such shares have been tendered for the account of an Eligible Institution, the signatures(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder. However, if we waive any defect or irregularity in any withdrawal with respect to any stockholder, we will also waive such defect or irregularity with respect to all stockholders. None of us, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (i) determine the Purchase Price we will pay for Shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of Shares so tendered and the prices specified by tendering stockholders and (ii) accept for payment and pay for (and thereby purchase) up to $185,000,000 of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn on or before the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased under the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration in connection with the Offer, we will determine the proration factor and pay for those tendered Shares accepted for payment pursuant to the Offer promptly after the Expiration Time; however, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Time. Unless a stockholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares under the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares tendered at or below the Purchase Price prior to the Expiration Time will be subject to proration (subject to the limited exception for Odd Lot Holders). As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, and in order to avoid (in full or in part) possible proration, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own financial and tax advisors with respect to the advisability of making a conditional offer.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any of such stockholder’s Shares tendered are to be purchased. After the Expiration Time, if more than $185,000,000 of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage with respect to such Shares based upon all of such Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below an aggregate value of $185,000,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Time any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits of the Offer to us; or

•	could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of (i) our Company and our subsidiaries, taken as a whole, (ii) those assets and businesses attributed to FNF Group common stock, taken as a whole, or (iii) those assets and businesses attributed to Shares, taken as a whole;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of (i) our Company and our subsidiaries, taken as a whole, (ii) those assets and businesses attributed to FNF Group common stock, taken as a whole, or (iii) those assets and businesses attributed to the Shares, taken as a whole, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the material commencement or escalation, on or after February 23, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any other country in which any of our subsidiaries does business, or any material escalation, on or after February 23, 2015, of any war or armed hostilities which had commenced prior to February 23, 2015;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States or any other country in which any of our subsidiaries does business;

•	any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on February 20, 2015, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of (i) our Company and our subsidiaries, taken as a whole, (ii) those assets and businesses attributed to FNF Group common stock, taken as a whole, or (iii) those assets and businesses attributed to the Shares, taken as a whole, or on the trading in the Shares, or on the benefits we expect to receive from the Offer;

•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of (i) our Company and our subsidiaries, taken as a whole, (ii) those assets and businesses attributed to FNF Group common stock, taken as a whole, or (iii) those assets and businesses attributed to the Shares, taken as a whole, or on the trading in the Shares, or on the benefits we expect to receive from the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•	we learn that:

•	any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares or FNF Group common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before February 23, 2015);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before February 23, 2015 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares or FNF Group common stock;

•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares or FNF Group common stock (options for and other rights to acquire Shares or FNF Group common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares or FNF Group common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•	any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole;

•	any change or changes have occurred or are threatened or anticipated in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on (i) our Company and our subsidiaries, taken as a whole, (ii) those assets and businesses attributed to FNF Group common stock, taken as a whole, or (iii) those assets and businesses attributed to the Shares, taken as a whole, or on the trading in the Shares, or on the benefits we expect to receive from the Offer; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time, in our sole discretion, prior to the Expiration Time and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

On June 30, 2014, we completed the recapitalization of FNF common stock into two tracking stocks, FNF Group common stock and the Shares. Pursuant to the recapitalization of FNF common stock, each share of the previously outstanding Fidelity National Financial Class A common stock was converted into (i) one share of FNF Group common stock, which now trades on the NYSE under the current trading symbol “FNF,” and (ii) 0.3333 of a share of the Shares, which now trades on the NYSE under the trading symbol “FNFV.” Both FNF and FNFV began regular trading on July 1, 2014.

Price Range of Shares. The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares and previously existing Fidelity National Financial Class A common stock as reported on the NYSE consolidated tape.

Fiscal 2015 (Year ending December 31, 2015)	FNFV Group Shares
	High		Low
First Quarter (through February 20, 2015)		$14.32		$11.61

Fiscal 2014 (Year ended December 31, 2014)	FNFV Group Shares
	High		Low
First Quarter	$	N/A	$	N/A
Second Quarter	$	N/A	$	N/A
Third Quarter		$12.91		$10.49
Fourth Quarter		$12.00		$9.91

Fiscal 2014 (Year ended December 31, 2014)	FNF Class A Common Stock
	High		Low
First Quarter		$33.22		$29.78
Second Quarter		$34.45		$31.11
Third Quarter	$	N/A	$	N/A
Fourth Quarter	$	N/A	$	N/A

Fiscal 2013 (Year ended December 31, 2013)	FNF Class A Common Stock
	High	Low
First Quarter	$26.14	$23.55
Second Quarter	$26.85	$22.31
Third Quarter	$26.66	$23.35
Fourth Quarter	$32.94	$25.75

On February 20, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $14.32. We recommend that stockholders obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

Dividends. We have not issued dividends to holders of our Shares. We paid dividends of $0.18 per share for the third quarter of 2014, or approximately $50 million, to the stockholders of FNF Group common stock. On October 28, 2014, our Board of Directors declared cash dividends of $0.19 per share, payable on December 31, 2014, to the stockholders of record as of December 17, 2014 of FNF Group common stock. On January 27, 2015, our Board of Directors declared cash dividends of $0.19 per share, payable on March 31, 2015, to the stockholders of record as of March 17, 2015 of FNF Group common stock.

The declaration of any future dividends will be at the discretion of our Board of Directors and will be dependent upon our future earnings, financial condition and capital requirements.

9.	Source and Amount of Funds.

If the Offer is fully subscribed, we will purchase $185,000,000 of Shares in the Offer. We expect to fund the purchase of Shares tendered in the Offer and accepted by us, and all expenses attributable to the Offer, from our cash on hand that is attributed to our FNFV Group. The Offer is not conditioned upon the receipt of financing.

10.	Certain Information Concerning the Company.

General. We have organized our business into two groups, FNF Core Operations and FNFV, known as “FNFV.” Through our Core operations, FNF is a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters — Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York — that collectively issue more title insurance policies than any other title company in the United States. FNF also provides industry-leading mortgage technology solutions and transaction services, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiaries, Black Knight Financial Services, LLC and ServiceLink Holdings, LLC. In addition, through our FNFV Group, we own majority and minority equity investment stakes in a number of entities, including American Blue Ribbon Holdings, LLC, J. Alexander’s, LLC, Ceridian HCM, Inc., Fleetcor Technologies, Inc. and Digital Insurance, Inc.

On June 30, 2014, we completed the recapitalization of FNF common stock into two tracking stocks, FNF Group common stock and the Shares. Pursuant to the recapitalization of FNF common stock, each share of the previously outstanding FNF Class A common stock was converted into (i) one share of FNF Group common stock, which now trades on the NYSE under the current trading symbol “FNF,” and (ii) 0.3333 of a share of the Shares, which now trades on the NYSE under the trading symbol “FNFV.” Both FNF and FNFV began regular trading on July 1, 2014.

Each tracking stock issued in the recapitalization of FNF common stock is intended to track and reflect the economic performance of one of two groups, our FNF Core Operations group and our FNFV Group, respectively. A tracking stock is a type of common stock that the issuing company intends to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. While FNF Core Operations group and FNFV Group have separate collections of businesses and assets attributed to them, neither group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group’s stock or assets and are not represented by separate boards of directors. Rather, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The term “FNFV Group” does not represent a separate legal entity; rather, it represents all of our businesses and assets other than those which have been attributed to FNF Core Operations. Similarly, the term “FNF Core Operations group” does not represent a separate legal entity; rather, it represents those businesses and assets other than those which have been attributed to FNFV Group. The Shares track those assets and businesses that are attributable to FNFV Group.

FNF’s principal executive office is located at 601 Riverside Avenue, Jacksonville, Florida 32204. FNF’s telephone number is (904) 854-8100. Our consumer website is at www.fnf.com. Our Investor website is at investor.fnf.com. Information on these websites does not constitute part of this Offer to Purchase.

Recent Developments. Our audited consolidated financial statements for the year ended December 31, 2014 are not yet available. On February 18, 2015, we issued a press release announcing our operating results for the three-month and twelve-month periods ended December 31, 2014. A copy of this press release is available at the FNF Investor Relations website at www.fnf.com. The financial data included in this press release are preliminary and unaudited and subject to revision based upon the completion of our review. Once we have completed our review of our financial information for the year ending December 31, 2014, we may report financial results that could differ.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this Offer to Purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this Offer to Purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. The following documents, previously filed with the SEC by us, contain important information about us, and we incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 28, 2014 and as amended May 1, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed on May 8, 2014, August 1, 2014 and November 10, 2014, respectively;

•	Current Reports on Form 8-K filed on January 3, 2014; January 15, 2014; June 9, 2014; June 18, 2014; and June 30, 2014;

•	definitive proxy statement for our 2014 annual meeting of stockholders, filed on May 9, 2014;

•	the description of our Shares under the heading “Description of FNF Common Stock and FNFV Common Stock Under Our Restated Charter and Comparison to Old FNF Common Stock Under our Current Charter” included in our Registration Statement on Form S-4 filed on April 1, 2014 and as amended May 5, 2014 and May 8, 2014.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Stockholders

Call Toll-Free (800) 261-1047

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of February 20, 2015, the last day before we commenced the Offer, we had 91,171,787 issued and outstanding Shares and 277,763,218 issued and outstanding shares of FNF Group common stock.

At the maximum Purchase Price of $15.40 per Share, we would purchase 12,012,987 Shares if the Offer is fully subscribed, which would represent approximately 13.18% of the issued and outstanding shares of FNFV Group common stock and approximately 3.26% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

At the minimum Purchase Price of $14.30 per Share, we would purchase 12,937,062 Shares if the Offer is fully subscribed, which would represent approximately 14.19% of the issued and outstanding shares of FNFV Group common stock and approximately 3.51% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before we commenced the Offer.

Our directors and executive officers do not intend to tender their Shares in the Offer. As of February 17, 2015, we had 91,171,787 issued and outstanding Shares and an aggregate of 368,935,005 shares of FNFV Group and FNF Group common stock outstanding, and our directors and executive officers as a group (15 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 3,610,776 Shares, representing approximately 3.96% of the total number of outstanding Shares, and an aggregate of approximately 18,476,296 shares of FNFV Group and FNF Group common stock, representing approximately 5.01% of our aggregate outstanding shares of FNFV Group and FNF Group common stock. Accordingly, assuming the completion of the Offer, the proportional holdings of our directors and executive officers will increase. Further, our directors and executive officers may, in compliance with applicable law and subject to any applicable restrictions on transfer, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our stockholders in the Offer.

The following table shows the number of shares of our common stock beneficially owned by (i) each of our directors, (ii) each of our executive officers and (iii) all directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of our Shares as of February 17, 2015. The number of Shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any Shares as to which the individual has either sole or shared voting power or investment power and also any Shares that the individual has the right to acquire within sixty days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to Shares set forth in the table below. The number of shares indicated as owned by our executive officers and directors include interests in shares held by the 401(k) Plan as of February 17, 2015. The shares held by the trustee of the 401(k) Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Number of Shares	Number of Options	Total	Percent of Series
Douglas K. Ammerman(5)	FNF Group FNFV Group	67,831 14,257	100,547 —	168,378 14,257		* *
Brent B. Bickett(5)	FNF Group FNFV Group	480,253 247,895	300,114 —	780,367 247,895		* *
Willie D. Davis(5)	FNF Group FNFV Group	77,078 17,383	100,547 —	177,625 17,383		* *
William P. Foley, II(1) (5)	FNF Group FNFV Group	7,105,227 2,131,533	479,926 —	7,585,153 2,131,533	2.73 2.34	% %
Michael L. Gravelle(5)	FNF Group FNFV Group	219,519 84,474	294,286 —	513,805 84,474		* *
Thomas M. Hagerty(5)	FNF Group FNFV Group	95,941 25,678	104,244 —	200,185 25,678		* *
Daniel D. (Ron) Lane(5)	FNF Group FNFV Group	266,332 80,462	100,547 —	366,879 80,462		* *
Richard N. Massey(5)	FNF Group FNFV Group	129,753 37,490	100,547 —	230,300 37,490		* *
Anthony J. Park(2) (5)	FNF Group FNFV Group	318,571 131,813	88,707 —	407,278 131,813		* *
Raymond R. Quirk(3) (5)	FNF Group FNFV Group	1,394,329 361,666	969,179 —	2,363,508 361,666		* *
John D. Rood(5)	FNF Group FNFV Group	17,981 418	11,417 —	29,398 418		* *
Peter T. Sadowski(4) (5)	FNF Group FNFV Group	275,792 62,595	226,345 —	502,137 62,595		* *
Peter O. Shea, Jr. (5)	FNF Group FNFV Group	63,047 12,707	100,547 —	163,594 12,707		* *
Cary H. Thompson(5)	FNF Group FNFV Group	38,224 4,433	19,181 —	57,405 4,433		* *
Frank P. Willey(5)	FNF Group FNFV Group	1,218,961 397,972	100,547 —	1,319,508 397,972		* *
All directors and executive officers as a group (15 persons)	FNF Group FNFV Group	11,768,839 3,610,776	3,096,681 —	14,865,520 3,610,776	5.35 3.96	% %

*	Does not exceed 1% based on shares of our common stock outstanding as of February 17, 2015, adjusted as required by the rules promulgated by the SEC.
(1)	Includes 2,245,122 shares of FNF Group common stock and 748,299 shares of FNFV Group common stock held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders; and 708,106 shares of FNF Group common stock and 236,011 shares of FNFV Group common stock owned by the Foley Family Charitable Foundation.
(2)	Includes 154,653 shares of FNF Group common stock and 51,545 shares of FNFV Group common stock owned by the Anthony J. Park and Deborah L. Park Living Trusts.
(3)	Includes 1,035,630 shares of FNF Group common stock and 345,175 shares of FNFV Group common stock held by the Quirk 2002 Trust, and 47,193 shares of FNF Group common stock and 15,729 shares of FNFV Group common stock held by the Raymond Quirk 2004 Trust.
(4)	Includes 86,542 shares of FNF Group common stock and 28,844 shares of FNFV Group common stock held by the Sadowski & Decker California Living Trust.
(5)	The business address of such beneficial owner is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

The following table sets forth the name, address and share ownership of each person or organization known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either FNF Group common stock or FNFV Group common stock.

Name and Address of Beneficial Owner		Shares Beneficially Owned(1)	Percent of Series of Common Stock Outstanding(2)
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	FNF Group FNFV Group	13,861,538 7,175,214	4.99 7.87	% %
Harris Associates L.P. 111 S. Wacker Dr., Suite 4600, Chicago, IL 60606	FNF Group FNFV Group	16,056,375 —	5.78 —%
T. Rowe Price Associates, Inc. 100 E. Pratt St., Baltimore, MD 21202	FNF Group FNFV Group	24,094,942 —	8.67 —%
Eminence Capital, LP 65 East 55th St., 25th Floor, New York, NY 10022	FNF Group FNFV Group	— 5,850,763	— 6.42%
Corvex Management LP 712 Fifth Ave., 23rd Floor, New York, NY 10019	FNF Group FNFV Group	20,241,370 2,694,572	7.29 2.96	% %

(1)	Based on information publicly filed with the SEC as of December 31, 2014, with the exception of shares beneficially owned by Corvex Management LP (which is based on information publicly filed with the SEC as of September 9, 2014).
(2)	Applicable percentages based on shares of our FNF Group common stock and FNFV Group common stock outstanding as of February 20, 2015.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in Shares during the 60 day period before the date hereof, except as otherwise set forth in this Offer to Purchase and except for the following transactions:

Date of Transaction	Reporting Person	Number of Shares	Price per Share	Nature of Transaction
January 5, 2015	FNF	123,350	$12.0178	Open market repurchase under Stock Purchase Program
January 8, 2015	FNF	75,000	$12.7895	Open market repurchase under Stock Purchase Program
January 9, 2015	FNF	75,000	$12.5359	Open market repurchase under Stock Purchase Program
January 12, 2015	FNF	75,000	$12.2079	Open market repurchase under Stock Purchase Program
January 13, 2015	FNF	75,000	$12.3808	Open market repurchase under Stock Purchase Program

Change in Control. We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our Company.

Stock Purchase Program. On November 6, 2014, we announced that our Board of Directors approved our Stock Purchase Program, effective November 6, 2014, pursuant to which we can repurchase up to 10 million Shares through November 30, 2017. After the completion or termination of the Offer, we may purchase additional Shares from time to time pursuant to the Stock Purchase Program in the open market, in block purchases or in privately negotiated transactions, depending on market conditions and other factors. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Notwithstanding our current intention, the Company is under no obligation to effect any additional purchases of its Shares. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, legal and regulatory requirements, our business and financial position and prospects, general economic and market conditions, alternate needs and uses for capital and other considerations. To date, we have repurchased approximately 539,450 Shares for aggregate cash consideration of $6,851,401.31 pursuant to the Stock Purchase Program. During the past 60 days, we have made repurchases of Shares pursuant to our Stock Purchase Program in open market transactions as set forth above.

Employment and Executive Agreements. From time to time the Company enters into employment agreements with certain executive officers, which provide for the grant of performance-based stock options and performance-based restricted stock awards.

Equity Award Plan. As of February 23, 2015, the Company had one stock-based compensation plan in respect of the Shares: the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan, which has been approved by the Company’s stockholders.

401(k) Plan. During the three-year period ended December 31, 2014, we have offered our employees the opportunity to participate in our 401(k) profit sharing plan (the “401(k) Plan”), qualified voluntary contributory savings plans which are available to substantially all of our employees. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. Beginning in 2012, we initiated an employer match on the 401(k) Plan whereby we matched $0.25 on each $1.00 contributed up to the first 6% of eligible earnings contributed to the 401(k) Plan. Effective April 1, 2013, we increased the employer match from $0.25 to $0.375 on each $1.00 contributed up to the first 6% of eligible earnings contributed to the Plan. On June 30, 2014, we completed the recapitalization of Fidelity National Financial Class A common stock into two tracking stocks, FNF Group common stock and FNFV Group common stock. Participants in the 401(k) Plan received one share of FNF Group common stock and 0.3333 of a share of FNFV Group common stock for each share of Fidelity National Financial Class A common stock that they held at the close of business on June 30, 2014. The employer match for the years ended December 31, 2014 and 2013 were $26 million and $17 million that was credited to the FNF 401(k) Stock Fund in the FNF 401(k) Plan, through July 1, 2014. Effective July 2, 2014, the FNF employer match will no longer be allocated to the FNF 401(k) Stock Fund, but will instead be allocated to the 401(k) Plan based on each participant’s contribution investment election. Any participant contributions or employer match currently invested in the FNF 401(k) Group Stock Fund will remain in the FNF 401(k) Group Stock Fund unless the participant elects to reallocate the funds to other investment options. FNF Group and FNFV Group common stock are available investment options in the 401(k) plan.

General. The following table provides information about Shares that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of February 20, 2015.

Plan Category	Number of shares of FNFV Group common stock to be issued upon exercise of outstanding options, warrants, and rights (A) (# 000)	Weighted-average exercise price of outstanding options, warrants, and rights (B) ($)	Number of shares of FNFV Group common stock remaining available for future issuance under equity compensation plans excluding securities reflected in column (A) (C) (# 000)
Equity compensation plans approved by security holders	—	$—	182,899
Equity compensation plans not approved by security holders	—	$—	—

Total	—	$—	182,899

Plans or Proposals. Except as otherwise disclosed in this Offer (or in the documents incorporated by reference herein), neither we nor, to our knowledge, any of our directors, executive officers or affiliates have any current plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy or our consolidated capitalization or our indebtedness;

•	any change in our present Board of Directors or management, including any pans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of FNF’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of FNF, or the disposition by any person of our securities, other than pursuant to our Stock Purchase Program as described above and the grant of performance-based restricted stock or stock options to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as set forth below or in the documents incorporated by reference herein), our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our capitalization and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from us deciding to undertake any such alternatives.

On December 31, 2014, FNF announced the closing of the previously announced distribution of all of the outstanding shares of common stock of New Remy Corp. to stockholders of the Shares. Immediately following such distribution, New Remy Corp. and Remy International, Inc. engaged in a series of stock-for-stock transactions ending with a new publicly-traded holding company, New Remy Holdco Corp. Stockholders of the Shares ultimately received a total of 16,615,359 shares of New Remy Holdco Corp. common stock. Additionally, immediately following the series of stock-for-stock transactions, New Remy Holdco Corp. changed its name to “Remy International, Inc.” and began trading on the NASDAQ stock market on January 2, 2015 under the trading symbol “REMY.”

On December 23, 2014, FNF announced that Black Knight Financial Services, Inc. filed a registration statement on Form S-1 with the SEC relating to the proposed initial public offering of its common stock. On February 17, 2015, Black Knight Financial Services, Inc. filed an amendment to Form S-1 with the SEC. The number of shares to be offered and the price range for the proposed offering have not yet been determined.

On October 28, 2014, J. Alexander’s Holdings, Inc. filed a registration statement on Form S-1 with the SEC related to the proposed initial public offering of its common stock. FNF now intends to pursue a tax-free spin-off of J. Alexander’s Holdings, Inc. to holders of FNFV Group common stock.

Except as otherwise described herein, neither FNF nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

For detailed descriptions of the arrangements disclosed above, please see our periodic and current reports and proxy statements filed with the SEC. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition of the Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept Shares for payment and pay for Shares is subject to certain conditions. See Section 7.

13.	Material United States Federal Income Tax Consequences.

The following describes the material U.S. federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder, administrative pronouncements and judicial decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect, which could materially affect the tax consequences described herein.

This discussion deals only with Shares held as capital assets within the meaning of Section 1221 of the Code (generally, for investment) and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options). This discussion does not address the consequences of the Medicare tax on certain investment income, the alternative minimum tax, U.S. federal income taxes other than income taxes or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of Shares that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Beneficial holders of Shares that are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that are not U.S. Holders (“Non-U.S. Holders”) should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding tax rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership or any arrangement that is treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.

This discussion is for general information only. Any discussion of U.S. federal income tax issues is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of Shares. We recommend that holders of Shares consult their own independent tax advisors with respect to the tax consequences to them of their participation in the Offer in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

Non-Participation in the Offer. Stockholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders. Characterization of the Exchange of Shares Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a “complete termination” of all such U.S. Holder’s equity interest in us (including any FNF Group common stock), (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares or FNF Group common stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares and none of the FNF Group common stock either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the then outstanding Shares and FNF Group common stock (determined by value) owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares and FNF Group common stock (determined by value) owned by such U.S. Holder in us immediately before the exchange, and (ii) the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us (including any FNF Group common stock). An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied and whether gain or loss may be recognized. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders are urged to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

Sale or Exchange Treatment. If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. U.S. Holders that acquired different blocks of Shares at different times or at different prices will need to calculate their adjusted tax basis in each block of Shares tendered and disposed of in the Offer to calculate their gain or loss. The application of these rules to a stockholder that tendered Shares acquired at different times or at different prices is complex, and any such stockholder should consult its tax advisor regarding the calculation of its gain or loss on the Shares disposed of in the Offer for cash. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares disposed of exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders will generally be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of our available current and accumulated earnings and profits, as determined for these purposes. Provided certain holding period requirements are satisfied, non-corporate holders generally will be eligible for reduced rates of taxation on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the Shares exchanged. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed our available current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Stockholders that do not dispose of all of their Shares pursuant to the Offer should consult with their own tax advisors regarding the proper method for recovering tax basis in their Shares and computing capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

Non-U.S. Holders. The Depositary (or other applicable withholding agent) will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary (or other applicable withholding agent) determines that (i) a reduced rate of withholding is applicable pursuant to a tax treaty and that the holder is exempt from withholding under FATCA (see discussion below on FATCA withholding taxes) or (ii) an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8ECI. The Depositary (or other applicable withholding agent) will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).

Because we may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of FATCA withholding, the Depositary (or other applicable withholding agent) generally will treat the entire amount received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary (or other applicable withholding agent) generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable IRS W-8 Form) demonstrating the FATCA withholding is not warranted. If the Depositary (or other applicable withholding agent) withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Non-U.S. Holders” above. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances and the requisite steps that can be taken and information that can be provided in order to demonstrate FATCA withholding is not warranted.

Information Reporting and Backup Withholding. Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the U.S. federal income tax laws, the Depositary (or other applicable withholding agent) will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain stockholders who are not “exempt recipients” pursuant to the Offer. To avoid such backup withholding, each such U.S. Holder must provide the Depositary with such stockholder’s taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal or otherwise establish to the satisfaction of the Depositary (or other applicable withholding agent) that such stockholder is not subject to backup withholding. Certain exempt recipients (including, among others, corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable IRS W-8 Form), signed under penalties of perjury, attesting to such Non-U.S. Holder’s exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder’s United States federal income tax liability if certain required information is timely furnished to the IRS.

14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by FNF of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of stockholders of Shares. As of February 20 2015, the last full trading day before we commenced the Offer, we had 91,171,787 issued and outstanding Shares. Stockholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE.

The Shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and

13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	we increase or decrease the price to be paid for Shares or increase or decrease the value of Shares sought in the offer (and thereby increase or decrease the number of Shares being sought in the Offer) and, in the event of an increase in the value of Shares purchased in the Offer, the increase exceeds 2% of the Shares outstanding, and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16.	Fees and Expenses.

We have retained Georgeson Inc. to act as Information Agent in connection with the Offer. As Information Agent, Georgeson Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. Continental Stock Transfer & Trust Company, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse such brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction within the United States. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer. We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If given or made, you should not rely on that information, representation or recommendation as having been authorized by us.

Fidelity National Financial, Inc.

February 23, 2015

FIDELITY NATIONAL FINANCIAL, INC.

February 23, 2015

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each holder of the Company’s FNFV Group common stock or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Telephone:

9 a.m. to 6 p.m. New York Time,

Monday through Friday, except for bank holidays:

Call toll Free (800) 529-3163

By First Class, Registered or Certified Mail or Express or Overnight Delivery:

Continental Stock Transfer & Trust Company

17 Battery Place — 8th Fl

New York, NY 10004

Attention: Corporate Actions Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Stockholders

Call Toll-Free (800) 261-1047